Exhibit 99.3

NEWS
93 West Main Street, Clinton, CT 06413
Connecticut Water Service, Inc. Announces Rate Case Decision
     CLINTON, CONNECTICUT, January 17, 2007 – The Connecticut Water Company, a wholly-owned subsidiary of Connecticut Water Service, Inc. (NASDAQ GS:CTWS), announced that the Connecticut Department of Public Utility Control (DPUC) has issued a final decision approving an amended Settlement Agreement on the Company’s application to amend rates. Last July, Connecticut Water filed its first application in 15 years to raise rates requesting a $14.6 million increase in annual revenue to, in large part, recover $130 million in infrastructure improvements and a 60 percent increase in operating costs.
     On January 16, the DPUC issued a final decision and formally approved an amended Settlement Agreement that had been negotiated with the DPUC’s Prosecutorial Staff and the Office of Consumer Counsel (OCC). The final decision approving the amended Settlement Agreement includes a two step phase-in of new rates over a 15 month period beginning in January 2007. The first step effective January 1, 2007 will result in an increase of annual revenues of approximately $7.1 million over pre-rate case revenues of $49.1 million. This will result is an increase of approximately $16 on the quarterly water bill of a typical residential customer. The second step, effective April 1, 2008, will increase annual revenues by approximately $3.8 million and will provide for the recovery of costs associated with additional plant investments made in 2007 through a limited reopener proceeding in January 2008.
     Eric W. Thornburg, President and CEO of Connecticut Water, called the DPUC’s decision and the Amended Settlement Agreement fair and workable. Mr. Thornburg states, “We believe the decision balances the impact on customers with the Company’s need for rates to cover the cost of providing service while allowing for continued investment in our water systems. During the extensive public hearing process, customers repeatedly stated that they preferred a phased-in rate increase, and I am pleased that the DPUC’s Prosecutorial Staff, OCC and Connecticut Water were able to deliver on that request. Connecticut Water has great respect for the staff and commissioners of the DPUC and OCC and their dedication to a thorough application and review process.”
     Other terms of the approved agreement include:
•	Connecticut Water receives the full benefit of the $10.9 million increase in annual revenues effective January 1, 2007. The amended Settlement Agreement allows Connecticut Water to treat the second phase rate increase of $3.8 million as a regulatory asset on the balance sheet immediately and begin collecting it through rates on April 1, 2008.

•	The allowed Return on Equity is set at 10.125%

•	The allowed Return on Rate Base, under Connecticut Water’s capital structure is 8.07%.

•	Connecticut Water will request a limited reopener in January 2008 to have additional plant placed in service before December 31, 2007 added to rate base with a $15.5 million cap.

•	Connecticut Water agrees not to file a new application for a general rate increase that would become effective prior to January 1, 2010.
     The Connecticut Water Company provides quality water and service to 82,000 customers, or approximately 280,000 people in 41 Connecticut towns.

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News media contact:
Daniel J. Meaney, APR
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
(860) 669-8630: Ext. 3016
Connecticut Water Service, Inc. is the largest, domestic-based, investor-owned water utility in New England. It provides water to over 82,000 customers in 41 towns in Connecticut, as well as providing water-related services under contract to municipalities and companies.
This press release may contain certain forward-looking statements regarding the Company’s results of operations and financial position. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties, which could cause the Company’s actual results to differ materially from expected results.
The Connecticut Water Company is subject to various federal and state regulatory agencies concerning water quality and environmental standards. Generally, the water industry is materially dependent on the adequacy of approved rates to allow for a fair rate of return on the investment in utility plant. The ability to maintain our operating costs at the lowest possible level while providing good quality water service is beneficial to customers and stockholders. Profitability is also dependent on the timeliness and amount of rate relief and numerous factors over which we have little or no control, such as the quantity of rainfall and temperature, industrial demand, financing costs, energy rates, tax rates, and stock market trends which may affect the return earned on pension assets, and compliance with environmental and water quality regulations. The profitability of our other revenue sources is subject to the amount of land we have available for sale and/or donation, the demand for the land, the continuation of the current state tax benefits relating to the donation of land for open space purposes, regulatory approval of land dispositions, the demand for telecommunications antenna site leases and the successful extensions and expansion of our service contracts. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.